Exhibit 99.1

For Release – March 7, 2017

JELD-WEN HOLDING, INC. ANNOUNCES REPRICING OF TERM LOAN

Charlotte, N.C., – JELD-WEN Holding, Inc. (NYSE:JELD) today announced that JELD-WEN, Inc., a wholly owned subsidiary, has completed an amendment to reduce the interest rate on its $1.2 billion term loan due 2022. Under the amended term loan, the new effective interest rate is LIBOR plus 300 basis points, a reduction of 50 basis points. The repricing is expected to generate annualized cash interest savings of approximately $6 million.

“We are pleased to take advantage of strong market demand for our debt, based on our continued operating performance as well as our improved credit profile resulting from our recent initial public offering,” said Mark Beck, president and chief executive officer. “These interest savings are significant and will give us additional flexibility to execute on our growth strategy.”

Under the amendment, the new interest rate is equal to LIBOR (with a floor of 100 basis points), or a base rate (with a floor of 200 basis points) plus an applicable margin. The new applicable margin is 300 basis points in the case of LIBOR, or 200 basis points in the case of the base rate. The amendment also includes a leverage-based step-down which may lead to further interest savings. If the company’s ratio of net debt to adjusted EBITDA is below 2.25 to 1.00, then the applicable margin reduces further to 275 basis points in the case of LIBOR, or 175 basis points in the case of the base rate.

There are no changes to existing outstanding principal, maturities, covenants or interest rate swaps as a result of this amendment.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

JELD-WEN Holding, Inc.	440 S. Church Street, Suite 400, Charlotte, NC 28202	www.jeld-wen.com

Contact Information:

Investor Relations: John Linker, +1.704.378.7007 or investors@jeldwen.com

Media Relations: Colby Reade, CMD, +1.503.488.4209, creade@cmdagency.com, JELD-WEN@cmdagency.com

JELD-WEN Holding, Inc.	440 S. Church Street, Suite 400, Charlotte, NC 28202	www.jeld-wen.com